Exhibit 99.2

News Release

IMMEDIATE RELEASE

Graham Corporation Acquires Barber-Nichols Inc. for $70 million

Leading Supplier of Engineered Equipment to the

Defense and Aerospace/Space Industries

•	Barber-Nichols is a premier supplier of specialty turbomachinery, pumps and electronic drives that address critical applications for the defense and aerospace/space industries

•	Highly-engineered products and solutions include advanced propulsion systems and integrated fluid, thermal and power generation systems for extreme environments

•	Acquisition accelerates Graham’s diversification strategy; over 80% of combined backlog now in the defense industry

•	Proven track record of growth with multi-year visibility; Current backlog of $100 million with approximately $40 million to convert into revenue in fiscal 2022

•	Provides a scalable platform for organic and acquisitive growth in the defense, aerospace, advanced power generation, cryogenic and energy storage markets

•	Expected to be immediately accretive to EPS, including shares issued for purchase

•	Daniel J. Thoren, formerly President and CEO of Barber-Nichols, appointed to Graham’s executive team as President and Chief Operating Officer

•	Management to discuss the acquisition on today’s teleconference at 11:00 am ET

BATAVIA, NY, June 1, 2021 – Graham Corporation (NYSE: GHM) (“Graham” or the “Company”), a global business that designs, manufactures and sells critical equipment to the oil refining, petrochemical and defense industries, today announced that it has completed the acquisition of management-owned Barber-Nichols Inc. (“BNI”) for $70.1 million in a combination of 87% cash and 13% stock. The Company also announced it has entered into new credit facilities including a 5-year term loan to finance a portion of the purchase price.

With $56 million in revenue and low-double digit EBITDA margins, BNI designs and manufactures specialty turbomachinery including highly specialized pumps, compressors and fans, and rocket engine turbopumps for critical applications, primarily in the defense and space industries.

James R. Lines, Graham’s Chief Executive Officer, commented, “We are excited to announce the acquisition of BNI which is transformative for Graham and immediately amplifies our financial performance. It significantly increases our sales and earnings, accelerates our diversification into the less-cyclical defense sector, and provides a platform for strong growth with a broader range of engineered solutions. This combination positions Graham for higher, more stable growth as well as an improving margin profile with room for expansion.”

He continued, “Known for their entrepreneurial culture, innovation, creativity, and specialized product development along with their design-for-manufacturing and engineering expertise, BNI has built excellent brand recognition over the years. With proven capabilities for product development for

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Graham Corporation Acquires Barber-Nichols Inc. for $70 million

June 1, 2021

critical industries’ demanding requirements, BNI’s strong brand attracts opportunities for new product design projects and strategic partnerships. These have been drivers of its backlog growth and provides multi-year visibility. We welcome their extensive engineering capabilities, industry know-how and long-history of innovation. Our core energy and petrochemicals platform will continue to be an important contributor to our future and, when complemented by a much larger and more diverse defense and aerospace platform, we believe our earnings power and shareholder value are magnified.”

Compelling Strategic Rationale

•	Accelerates diversification strategy; expands exposure to the defense industry and brings new higher growth markets such as aerospace, more than doubling Graham’s total addressable market

•	Demonstrated strong annual growth over last 10 years with low double digit operating margins

•	Combined revenue is expected to be over 50% to the defense and aerospace industries

•

Brings backlog of $100 million, primarily in the defense industry; approximately $40 million of backlog is expected to convert to revenue in fiscal 2022 and the remainder to convert to revenue over the following three to four years

•	Strong management team with entrepreneurial culture, engineering leadership and solid pipeline of new products under development

•	Broadens Graham’s engineering expertise with cryogenics, thermal, fluid and power management solutions, as well as systems integration capabilities

•	Employs available cash and improves balance sheet efficiency

Terms of the Transaction and Financing

Graham acquired BNI for total consideration of $70.1 million comprised of approximately $61.1 million in cash and $9.0 million in equity, or approximately 610 thousand shares at $14.69 per share. The purchase price is subject to typical working capital adjustments. The cash consideration was paid using a combination of $41.1 million of cash on hand and $20.0 million from a new credit facility. The purchase price represents an 11x twelve-month forward Adjusted EBITDA multiple. Following the acquisition, Graham’s total shares outstanding are 10.6 million.

Jeffrey F. Glajch, Graham’s Vice President Finance and Chief Financial Officer, commented, “After nearly three years of working with the BNI leadership team, I am pleased we were able to successfully consummate this acquisition. The strategic rationale is abundantly clear. Importantly, we anticipate this acquisition, along with further organic and M&A investment opportunities in the defense and aerospace markets, will strengthen long term shareholder returns.”

The stock purchase agreement also includes a contingent earn-out dependent upon certain post-acquisition financial measures of BNI, in which the sellers are eligible to receive up to $14 million in additional cash consideration.

Graham entered into a new five-year, $20 million term loan to pay a portion of the acquisition purchase price and a $30 million revolver with a $10 million accordion feature for potential acquisitions. The interest rate on the term loan is variable based on levels of borrowings. At the current level, the rate is the Bloomberg BSBY short-term credit sensitive index plus 1.50%.

Graham Corporation Acquires Barber-Nichols Inc. for $70 million

June 1, 2021

Mr. Glajch added, “We put our significant cash reserves to work with this acquisition with the intent of improving the efficiency of our balance sheet by adding low-cost debt. This debt supports our growth and enables greater financial flexibility. We expect this will drive improved returns on assets and further enhance shareholder value.”

Management Announcements

The Company also announced today that Daniel J. Thoren, who was BNI’s Chairman of the Board and served as President and CEO for 24 years, has been appointed as President and COO of Graham Corporation. Matthew Malone, who had been recently named BNI’s President & CEO, has been appointed Vice President and General Manager- Barber-Nichols for Graham Corporation.

Mr. Lines said, “We are thrilled to welcome the BNI team and value their commitment to continue to advance the business forward. We are especially pleased to have Dan accept the role as President and COO of Graham. Dan has a proven track record of strong leadership, taking BNI from $5 million in revenue to where they are today. He built an excellent organization, a strong, talented team and I believe he is well qualified to be a key leader in our now much larger organization. We expect that Dan will be a key driver of our strategy to further strengthen our presence in the defense and aerospace markets.

Daniel J. Thoren, the newly appointed President and Chief Operating Officer of Graham, commented, “This is a really exciting time for BNI and we are very enthusiastic about joining the Graham team. We believe that combined we have more financial strength to invest in continued growth and a greater opportunity to advance our technologies into new and extraordinary applications. Importantly, there are many cultural and process similarities between Graham and BNI. We are both engineering firms that manufacture complex, high quality solutions for our customers’ critical applications. Customer focus and quality are core values of both teams. Together, I anticipate we become an even more formidable force in our markets.”

Dan Thoren has served as the President and CEO of Barber-Nichols since 1997. From 1991 to 1997, he held Senior Engineer and Engineering management posts at the company. Mr. Thoren earned a B.S. degree in Mechanical Engineering from the University of Wyoming and an M.S.in Organizational Management from the University of Colorado, Denver.

Matt Malone joined BNI in 2015 as a Project Engineer focused on rocket engine turbopump design and development. He was promoted to Navy program manager in 2018, overseeing key U.S. Navy programs. Mr. Malone was appointed Vice President of Operations of BNI in 2020. He began his career at GE Transportation where he held a variety of engineering and management positions. Mr. Malone earned his B.S. in Mechanical Engineering with honors in design optimization from Pennsylvania State University and his M.S. in Mechanical Engineering from Georgia Institute of Technology.

About Barber-Nichols, Inc.

BNI designs and builds products and systems for a variety of U.S. Department of defense customers including the U.S. Navy and Air Force, NASA, and commercial customers in the aerospace, medical, computer and automotive industries. This broad range of industry and customer experience has delivered sustained business growth through varying economic cycles of the industries served. BNI provides complicated turbomachinery solutions for critical applications in the aerospace, defense, cryogenics and energy industries. The company has had strong growth over the last 20-years from the expansion of its engineering capabilities for programs that involve complex production and system integration. Founded in 1966, BNI operates from a leased 96,000 square foot campus including a

Graham Corporation Acquires Barber-Nichols Inc. for $70 million

June 1, 2021

new, 43,000 square foot, state-of-the-art manufacturing facility in Arvada, Colorado where it is headquartered. More information on BNI can be found on their website www.barber-nichols.com.

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review the acquisition in addition to its fiscal 2021 financial results. A slide presentation regarding the acquisition can be found Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A telephonic replay will be available from 2:00 p.m. ET today through Tuesday, June 8, 2021. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13718347. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham, with its wholly owned subsidiary Barber-Nichols Inc, is a global business that designs, manufactures and sells critical equipment for the energy, defense, aerospace, medical, technology, automotive and chemical/petrochemical industries. Graham and BNI’s global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenics, and turbomachinery technologies, responsive and flexible service and unsurpassed quality.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “continue,” “could,” “opportunities,” “seeking,” “potential,” “will” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, the integration and operation of BNI, the accretive impact of the acquisition of BNI, the effect of the BNI acquisition on our growth, diversification strategy, markets, returns and solutions, our ability to achieve our operating priorities, improve efficiencies and increase stockholder value, our ability to retain and hire key personnel, including as a result of the BNI acquisition, expected expansion and growth opportunities within our domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, our ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which we operate, our liquidity and capital requirements, our ability to attract or retain customers, and , changes in general economic conditions and customer behavior, , are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

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For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com